                          OFFER TO PURCHASE FOR CASH
              UP TO 49% OF THE OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                              COMSAT CORPORATION

                                      AT
                         $45.50 NET PER SHARE IN CASH
                                      BY

                                 REGULUS, LLC

                           A WHOLLY-OWNED SUBSIDIARY
                                      OF

                          LOCKHEED MARTIN CORPORATION


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE OFFER IS EXTENDED.


                                                             September 25, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by Regulus, LLC, a single member Delaware limited liability company (the "Purchaser") and a wholly-owned subsidiary of Lockheed Martin Corporation, a Maryland corporation ("Parent"), to act as financial advisor and Dealer Manager in connection with the Purchaser's offer to purchase up to 49% (less certain adjustments) of the outstanding shares of common stock, without par value (the "Shares"), of COMSAT Corporation, a District of Columbia corporation (the "Company"), at a price of $45.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 25, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer") enclosed herewith.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 18, 1998 (the "Merger Agreement"), by and among Parent, Deneb Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, (i) if the certain conditions relating to the tax treatment of the Merger and the receipt of certain govermental approvals (as outlined in Section 12 of the Offer to Purchase) have been satisfied, the Company will be merged with and into Acquisition Sub (the "Forward Merger"), with Acquisition Sub surviving the Forward Merger as a wholly-owned subsidiary of Parent or (ii) if such conditions have not been satisfied, Acquisition Sub will be merged with and into the Company (the "Reverse Merger" and, alternatively with the Forward Merger, the "Merger"), with the Company surviving the Reverse Merger as a wholly-owned subsidiary of Parent.

  In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock held in the treasury of the Company, held by the Purchaser, held by Parent, if any, and Dissenting Shares (as defined in the Merger Agreement), if any) will be converted into the right to receive 0.5 shares of common stock, par value $1.00 per share, of Parent, subject to adjustment as provided in the Merger Agreement.

  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least one-third (1/3) of the outstanding Shares, (ii) the termination or expiration of any waiting period under the Antitrust Laws (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer and the receipt of all consents or approvals required under the Antitrust Laws, (iii) the approval of the Merger and the Merger Agreement by the shareholders of the Company pursuant to
Section 29-367 of the District of Columbia Business Corporation Act, (iv) the receipt by Parent and the Purchaser of all approvals of the Federal Communications Commission necessary for them to consummate the Carrier Acquisition (as defined in the Offer to Purchase), (v) the consummation of the Carrier Acquisition, and (vi) the receipt by the Purchaser of an approval by the FCC to become an Authorized Carrier (as defined in the Offer to Purchase) and to acquire the maximum number of Shares to be purchased pursuant to the Offer.

  Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase, dated September 25, 1998;

    2. The Letter of Transmittal to be used by shareholders of the Company accepting the Offer;

    3. The letter to shareholders of the Company from the Chairman of the Board of Directors of the Company and the President and Chief Executive Officer of the Company, accompanied by the Company's
  Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    4. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, or if such certificates and all other required documents cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase), or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE OFFER IS EXTENDED.

  The Board of Directors of the Company has by a unanimous vote (excluding directors who either were absent or recused themselves) approved the Offer, the Merger and the Merger Agreement and determined that the terms of each of the Offer, the Merger and the Merger Agreement are consistent with, and in furtherance of, the long-term business strategy of the Company and are fair to the shareholders of the Company, and recommends that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares) into the account maintained by the Depositary at The Depository Trust Company, (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or Book Entry Confirmations into the Depositary's account at the Book-Entry Transfer Facility are actually received

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

by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If holders of Shares wish to tender Shares, but it is impracticable for them to forward their Share certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  Neither Parent nor the Purchaser will pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Bear, Stearns & Co. Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE PURCHASER, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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